Exhibit 99.1

HACKENSACK, NJ, June 8, 2012 – First Real Estate Investment Trust of New Jersey (“FREIT”) reported its operating results for the six and three-month periods ended April 30, 2012. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS	Six Months Ended April 30, 2012	Three Months Ended April 30, 2012
* Net Income Per Share-Basic:	$0.45	$0.28
* Dividends Per Share:	$0.60	$0.30
* FFO Per Share-Basic:	$0.98	$0.59
* FFO Payout:	61.2%	50.8%
* Average Residential Occupancy:	95.2%	95.3%
* Average Commercial Occupancy:	85.0%	83.9%

RESULTS OF OPERATIONS

Real Estate revenue for the six months ended April 30, 2012 (“Current Six Months”), exclusive of income relating to the Giant early lease termination, increased 0.3% to $21,894,000 compared to $21,827,000 for the six months ended April 30, 2011 (“Prior Six Months”). Real Estate revenue for the three months ended April 30, 2012 (“Current Quarter”), exclusive of income relating to the Giant early lease termination, decreased 1.4% to $10,814,000 compared to $10,966,000 for the three months ended April 30, 2011 (“Prior Year’s Quarter”). Net income attributable to common equity (“net income-common equity”) for the Current Six Months was $3,136,000 ($0.45 per share basic) compared to $2,339,000 ($0.34 per share basic) for the Prior Six Months. Net income-common equity for the Current Quarter was $1,943,000 ($0.28 per share basic) compared to $1,320,000 ($0.19 per share basic) for the Prior Year’s Quarter. The primary reason for the significant increase in net income-common equity for the Current Six Months and Current Quarter was the recognition of income relating to the Giant early lease termination, offset by a write-off of a portion of the deferred project costs relating to development plans at the Grande Rotunda shopping center (“Rotunda”). (See discussion under Commercial Segment for additional information.) The schedule below provides a detailed analysis of the major changes that impacted net income-common equity for the six and three months ended April 30, 2012 and 2011:

	Six Months Ended April 30,			Three Months Ended April 30,
	2012	2011	Change	2012	2011	Change
	(in thousands, except per share)			(in thousands, except per share)
Real estate revenues:
Commercial properties	$11,854	$12,037	$(183)	$5,759	$6,054	$(295)
Residential properties	10,040	9,790	250	5,055	4,912	143
Total real estate revenues	21,894	21,827	67	10,814	10,966	(152)

Operating expenses:
Real estate operations	9,348	9,195	153	4,572	4,495	77
General and administrative	864	796	68	495	403	92
Depreciation	3,063	3,021	42	1,531	1,510	21
Total operating expenses	13,275	13,012	263	6,598	6,408	190

Income relating to early lease termination; net of related deferred project cost write-off	1,460	—	1,460	1,460	—	1,460

Operating income	10,079	8,815	1,264	5,676	4,558	1,118

Investment income	55	52	3	31	23	8

Financing costs	(5,805)	(5,814)	9	(2,940)	(2,888)	(52)
Net income	4,329	3,053	1,276	2,767	1,693	1,074
Net income attributable to noncontrolling interests	(1,193)	(714)	(479)	(824)	(373)	(451)
Net income attributable to common equity	$3,136	$2,339	$797	$1,943	$1,320	$623

Earnings per share-basic (attributable to common equity)	$0.45	$0.34	$0.11	$0.28	$0.19	$0.09

Weighted average shares outstanding	6,942	6,942		6,942	6,942

SEGMENT INFORMATION

The following tables set forth comparative net operating income ("NOI") data for FREIT’s real estate segments and reconcile the NOI to consolidated net income-common equity for the Current Six Months and Current Quarter, as compared to the prior year’s comparable periods:

	Commercial				Residential				Combined
	Six Months Ended				Six Months Ended				Six Months Ended
	April 30,		Increase (Decrease)		April 30,		Increase (Decrease)		April 30,
	2012	2011	$	%	2012	2011	$	%	2012	2011
	(In thousands)				(In thousands)				(In thousands)
Rental income	$9,133	$9,272	$(139)	-1.5%	$9,855	$9,604	$251	2.6%	$18,988	$18,876
Reimbursements	2,615	2,587	28	1.1%	—	—	—		2,615	2,587
Other	83	101	(18)	-17.8%	186	186	—	0.0%	269	287
Total revenue	11,831	11,960	(129)	-1.1%	10,041	9,790	251	2.6%	21,872	21,750

Operating expenses	4,817	4,951	(134)	-2.7%	4,531	4,451	80	1.8%	9,348	9,402
Net operating income	$7,014	$7,009	$5	0.1%	$5,510	$5,339	$171	3.2%	12,524	12,348
Average
Occupancy %	85.0%	89.8%		-4.8%	95.2%	94.4%		0.8%

Reconciliation to consolidated net income:
Deferred rents - straight lining	10	89
Amortization of acquired leases	12	(12)
Investment income	55	52
Insurance recovery	—	207
General and administrative expenses	(864)	(796)
Depreciation	(3,063)	(3,021)
Income relating to early lease termination, net of
related deferred project cost write-off	1,460	—
Financing costs	(5,805)	(5,814)
Net income	4,329	3,053
Net income attributable to noncontrolling interests	(1,193)	(714)
Net income attributable to common equity	$3,136	$2,339

	Commercial				Residential				Combined
	Three Months Ended				Three Months Ended				Three Months Ended
	April 30,		Increase (Decrease)		April 30,		Increase (Decrease)		April 30,
	2012	2011	$	%	2012	2011	$	%	2012	2011
	(In thousands)				(In thousands)				(In thousands)
Rental income	$4,544	$4,611	$(67)	-1.5%	$4,944	$4,796	$148	3.1%	$9,488	$9,407
Reimbursements	1,156	1,365	(209)	-15.3%	—	—	—		1,156	1,365
Other	40	49	(9)	-18.4%	111	116	(5)	-4.3%	151	165
Total revenue	5,740	6,025	(285)	-4.7%	5,055	4,912	143	2.9%	10,795	10,937

Operating expenses	2,293	2,406	(113)	-4.7%	2,279	2,089	190	9.1%	4,572	4,495
Net operating income	$3,447	$3,619	$(172)	-4.8%	$2,776	$2,823	$(47)	-1.7%	6,223	6,442
Average
Occupancy %	83.9%	90.0%		-6.1%	95.3%	94.4%		0.9%

Reconciliation to consolidated net income:
Deferred rents - straight lining	16	35
Amortization of acquired leases	3	(6)
Investment income	31	23
General and administrative expenses	(495)	(403)
Depreciation	(1,531)	(1,510)
Income relating to early lease termination, net of
related deferred project cost write-off	1,460	—
Financing costs	(2,940)	(2,888)
Net income	2,767	1,693
Net income attributable to noncontrolling interests	(824)	(373)
Net income attributable to common equity	$1,943	$1,320

NOI is based on operating revenue and expenses directly associated with the operations of the real estate properties, but excludes deferred rents (straight lining), lease amortization, depreciation, financing costs and other items. FREIT assesses and measures segment operating results based on NOI. NOI is not a measure of operating results or cash flow as measured by generally accepted accounting principles, and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.

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COMMERCIAL SEGMENT

Total revenue from FREIT’s commercial segment for the Current Six Months and Current Quarter, exclusive of income relating to the Giant lease termination at the Rotunda, decreased by 1.1% and 4.7%, respectively, as compared to the prior year’s comparable periods. NOI for the Current Six Months showed a slight increase of 0.1% over the Prior Six Months, whereas for the Current Quarter, NOI decreased 4.8% from the Prior Year’s Quarter. The reasons for the decrease in revenue and NOI for the current year was primarily attributable to Giant vacating its space at the Westridge Square shopping center, in addition to lower expense reimbursements for the Current Quarter.

We expect the fragile US recovery to grind along during 2012 and retail sales to continue to show slight improvement. Exclusive of the Giant space at both the Westridge Square and the Grande Rotunda shopping centers (see discussions below), tenant fall-out at our other properties has been minor, as average occupancy rates for the Current Six Months and Current Quarter decreased 0.7% and 0.8%, respectively, from last year’s comparable periods.

On February 3, 2012, Grande Rotunda, LLC (“Grande”), a 60% owned affiliate of FREIT entered into a lease termination agreement (“Agreement”) with Giant, the tenant and operator of the 35,994 sq. ft. Giant supermarket at Grande’s Rotunda property located in Baltimore, Maryland. Giant, under the terms of the Agreement, agreed to (i) waive its right to extend the term of the lease through March 31, 2035 (“Outside Extension Date”), (ii) terminate the lease and surrender the premises to Grande no later than the earlier of commencement of the redevelopment of the property or March 31, 2015, and (iii) notwithstanding any earlier termination date, continue to pay monthly fixed rent payments plus its share of common area maintenance charges and taxes for the Rotunda property through March 31, 2015. Grande has agreed (i) not to lease more than 20,000 sq. ft. of any space in the property for use as a food supermarket through March 31, 2035, and (ii) if Grande decides to lease such space for use as a food supermarket, it must first offer the space, for the same use under the terms acceptable to Grande, to Giant, which will have thirty days to accept the offer before the space may be leased to a third party. As a result of the Giant lease termination and the terms of the Agreement, Grande will not be required to construct a lower level Giant supermarket as part of the redevelopment project at the Rotunda, which represented a costly component to the project. In addition, the Giant lease contained significant restrictions on Grande’s ability to make modifications to the property. This development clears the way for Grande to move forward with the redevelopment planning for this property. As a result of Giant terminating its lease and vacating its space at the Grande Rotunda shopping center, the results for the Current Six Months and Current Quarter include income of $2.95 million relating to the Giant early lease termination, offset by a $1.49 million deferred project cost write-off relating to a change in development plans at the Rotunda, specifically the write-off of the design fees relating to the Giant portion of the project incurred to date and included in Construction in Progress. The early lease termination fee is comprised of the net present value of the monthly rent in accordance with the terms of the terminated lease, projected common area maintenance charges and real estate taxes from April 1, 2012 through March 31, 2015. In addition, included in the $2.95 million lease termination fee are the write-off of the balances in Below Market Value Lease Acquisition Costs, and In-Place Lease Costs relating to the Giant lease. In the event that there are other changes in the future redevelopment plans for the Rotunda, there may be additional write-offs of the planning and feasibility costs included in Construction in Progress.

At Westridge Square, a major tenant, Giant, elected not to extend its lease beyond October 31, 2011, and has vacated its space at the center during May 2011. It is FREIT’s intention to re-lease the space to a new tenant or tenants that will enhance the shopping experience at Westridge Square. However, no rent has been generated from the space since November 1, 2011. FREIT expects to incur leasing costs and tenant improvement costs associated with re-leasing the space. This vacancy has adversely affected Westridge Square’s operating results for the current fiscal year, resulting in revenue reductions for the Westridge Square property of 18% and 19% for the Current Six Months and Current Quarter, respectively, compared to the prior year’s comparable periods. The potential impact on FREIT’s per share earnings for Fiscal 2012 is estimated at approximately $0.10 per share assuming the vacant space is not leased for the entire year.

Construction related to the expansion and renovation of the Damascus Center was completed in November 2011. We are currently in the negotiation process with potential tenants for the new, currently available space constructed in the final phase (Phase III) of this project. Approximately 82% of the space at the Damascus Center is leased or under letters-of-intent, and 62% of the space is occupied.

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RESIDENTIAL SEGMENT

Total revenue from FREIT’s residential segment for the Current Six Months and Current Quarter increased by 2.6% and 2.9%, respectively, as compared to the prior year’s comparable periods. The increase in total revenue is primarily attributable to higher occupancy levels and higher base rental income at many of our residential properties. The positive increase in revenue for the Current Six Months and Current Quarter reflects the upward movement of occupancy levels, as evidenced by average occupancy increasing 0.8% and 0.9%, respectively, over last year’s comparable periods. NOI for the Current Six Months increased by 3.2%, as compared to the Prior Six Months. The increase in NOI was primarily due to the increase in rental revenue for the current year. However, for the Current Quarter, NOI decreased by 1.7% primarily attributable to higher real estate taxes for the Current Quarter, which more than offset the positive increase in rental revenue for the Current Quarter.

FREIT continues to pursue the sale of the Palisades Manor Apartments, in Palisades Park, NJ, the Grandview Apartments in Hasbrouck Heights, NJ, and the Heights Manor Apartments in Spring Lake Heights, NJ. The decision to pursue the sale of these properties was based on the Board’s desire to re-deploy the net proceeds arising from the sale to real estate assets in other areas of FREIT’s operations. It is not possible for management to estimate when a sale of any of these properties will occur, and therefore, the properties continue to be classified as held for use as of April 30, 2012.

FUNDS FROM OPERATIONS (“FFO”):

Many consider FFO, which is a non-GAAP financial measure, as the standard measurement of a REIT’s performance. We compute FFO as follows:

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2012	2011	2012	2011
	(In thousands, except per share)		(In thousands, except per share)
Net income	$4,329	$3,053	$2,767	$1,693
Depreciation	3,063	3,021	1,531	1,510
Amortization of deferred leasing costs	122	143	61	71
Deferred rents (Straight lining)	(10)	(89)	(16)	(35)
Amortization of acquired leases	(12)	12	(3)	6
Under market lease amortization re: Giant
lease termination	(1,344)	—	(1,344)	—
Deferred project cost write-off	1,490	—	1,490	—
Capital Improvements - Apartments	(317)	(139)	(115)	(55)
Distributions to noncontrolling interests	(505)	(764)	(308)	(482)
FFO	$6,816	$5,237	$4,063	$2,708
FFO Per Share - Basic	$0.98	$0.75	$0.59	$0.39
Weighted Average Shares Outstanding	6,942	6,942	6,942	6,942

FFO does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and the FFO of other REITs may not be comparable.

DIVIDENDS

The 2nd quarter dividend of $0.30 per share will be paid on June 15, 2012 to shareholders of record on June 1, 2012.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q to be filed covering this period.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.OB) REIT organized in 1961. It has approximately $240 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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